Exhibit 10.1
2010/ March/ 31

Loan Agreement(Copy)
To: The Bank of Tokyo-Mitsubishi UFJ, Ltd.

Address	Kyobashi 1-1-5, Chuo-ku, Tokyo, Japan
Debtor	Calgon Mitsubishi Chemical Corporation

Address	400 Calgon Carbon Drive, Pittsburgh, PA 15230 U.S.A.
Joint Guarantor	Calgon Carbon Corporation

Address
Joint Guarantor

The debtor hereby executes this Loan Agreement set forth with your bank, based on the acknowledgement of each provision of the Agreement on Bank Transactions which the debtor separately tendered to your bank.
Article 1 (Loan)
     The debtor has been provided with a loan for which details are as follows:

Article 2 (Partial Accelerated Repayment)
In the event that the Debtor executes a partial accelerated repayment, unless otherwise requested, the Debtor shall continue to make the subsequent repayment pursuant to the schedule provided in the preceding article, and the final repayment date shall be made earlier.
Article 3 (Tender of or Omission to Tender Promissory Note)
(i)	The debtor will tender to your Bank a promissory note in the amount, and with a due date designated by your Bank for the money borrowed under Article 1, and will keep renewing such promissory note in the same manner as described above until the final repayment date.

(ii)	The debtor may omit to tender such promissory note to your Bank as specified in the preceding paragraph, if so approved by your Bank, provided, however, that the debtor shall immediately tender such promissory note to your Bank in performing the provision of the preceding paragraph if so demanded by your Bank in later days.
Article 4 (Withdrawal of Principal and/or Interest from Deposit Account)
(A)	With regard to the principals payable by the Debtor, your Bank may debit from the deposit account for repayment specified in Article 1-7 such amount payable by the debtor and appropriate it to such principal repayment on the contracted repayment date.
(i)	Notwithstanding any provisions specified in the rules for current deposit, ordinary deposit, multi-purpose deposit accounts, the submission of checks, passbook and withdrawal slip for ordinary deposit and multi-purpose deposit accounts may be omitted.

(ii)	If the outstanding balance in the deposit account for repayment fall short of the amount to be repaid on the repayment date, your Bank may, at any time, handle the repayment process in the same manner, when the balance subsequently reaches the amount to be repaid.
(B)	Your Bank may debit from the account for repayment any amount payable by the debtor, including interests, damages or other fees related to this loan, mutatis mutandis to this Article 4-(A).

(C)	The debtor will follow your Bank’s instructions if methods specified in this Article 4-(A) or (B) are not adopted.
Article 5 (Burden of Expenses)
The debtor will bear any and all expenses incurred in relation to the preparation of this Certificate and certificate specified in Article 7, disposal of collaterals, and this Agreement.
Article 6 (Guaranty)
(i)	The guarantor shall owe obligations on guarantees jointly and severally with the debtor for any and all obligations owed by the debtor under this Agreement, and, in the performance thereof, shall abide by each provisions of the Agreement on Bank Transactions separately tendered by the debtor to your Bank and this Agreement.

(ii)	The guarantor shall not claim immunity against changes or cancellation of collaterals or other guarantees made by your Bank at your Bank’s own convenience.

(iii)	The guarantor shall not offset any debts with deposits or any other credits the debtor has against your Bank.

(iv)	The guarantor shall not exercise its rights obtained from your Bank in subrogation by performing obligations on guarantees if transactions between the debtor and your Bank continue without consent of your Bank. If your Bank so demands, the guarantor shall assign its rights or ranks to your Bank without any consideration thereof.

(v)	If the guarantor tenders or may tender in future guarantees on obligations owed by the debtor other than this guarantee, total amount of guarantees shall be an aggregate amount of these guarantees, unless otherwise specifically agreed, and other guarantees shall not be affected by this guarantee.
Article 7 (Documentation of Notary Deeds)
If/When requested by the Bank, the Obligor and the Guarantor shall immediately carry out necessary procedures for documenting Notary Deeds which bear the cognovit for forcible execution, concerning obligations under this Agreement.
Article 8 (Change of Interest Rate)
If/When a change in financial conditions or other resonable event has occurred, the Bank or the Obligor is entitled to request the other party to change the Interest Rate specified in Article 1-3 to a rate equivalent to the generally applicable rate level.

(Seal)	(Special Provision) (if any)
(Reference)

Irrespective of regular year or leap year, interest shall be calculated using a formula shown on the right.	Principal (unit of calc. of int.: ¥ 100) × days × annual rate 365	=	Interest (rounding down less than ¥ 1)

Calgon Mitsubishi Chemical Corporation	The Bank of Tokyo-Mitsubishi UFJ, Ltd.
/s/ Mr. Hidenori Inami	/s/ Mr. Takaya Matsumoto
Representative Director	Branch Manager

Calgon Carbon Corporation
/s/ Leroy M. Ball
Senior Vice President and Chief Financial Officer

The English translation of this Loan Agreement is prepared solely for the purpose of convenience, and is superseded by the Japanese text. All questions that may arise within or without courts of law in regard to the meaning of the words, provisions, and stipulations of the following agreement shall be decided in accordance with the Japanese agreement.